Exhibit 99.1

      Alamosa Stockholders Approve Business Combination with Sprint Nextel

    LUBBOCK, Texas--(BUSINESS WIRE)--Jan. 25, 2006--Alamosa Holdings, Inc. (Nasdaq/NM: APCS) announced that at its Special Meeting of stockholders held today, stockholders of Alamosa, representing an aggregate of 77% of the outstanding common stock and series B convertible preferred stock of Alamosa, of which 99% voted for the proposal to adopt the merger agreement by and among Sprint Nextel Corporation (NYSE: S), AHI Merger Sub Inc. and Alamosa Holdings, Inc. and approve the merger of AHI Merger Sub Inc. with and into Alamosa. Under the terms of the merger agreement, holders of Alamosa common stock will receive $18.75 in cash for each share of Alamosa common stock they hold. Holders of Alamosa series B convertible preferred stock will receive $1,378.69 in cash (equivalent to the amount to be paid in respect of shares of Alamosa common stock on an "as converted" basis), plus any accrued and unpaid dividends. The transaction is expected to close shortly.
    "We are pleased to announce the overwhelming affirmative vote of our stockholders to merge with Sprint Nextel," said David E. Sharbutt, Chairman and Chief Executive Officer of Alamosa Holdings, Inc. "We believe our Company provides Sprint Nextel with a set of assets that possess many great attributes including: our territories with 23 million total POPs and 20 million covered POPs, our 1.5 million subscribers, our network that provides world-class wireless services and over 1,300 dedicated employees." Mr. Sharbutt also stated, "I thank our employees, officers and directors for what Alamosa has created, accomplished and become in its short six-year history. By living our values and working extremely hard, we built a world class telecommunications company--the standard by which others are measured."

    ABOUT ALAMOSA

    Alamosa is the largest (based on number of subscribers) Sprint PCS Affiliate of Sprint Nextel, which operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint Nextel brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois, California, Georgia, South Carolina, North Carolina and Tennessee, which includes a licensed population of 23.2 million residents.

    FORWARD-LOOKING STATEMENTS

    A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the acquisition of Alamosa. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: satisfaction of various conditions to the closing of the merger contemplated by the merger agreement and the risks that have been described from time-to-time in Alamosa's reports filed with the SEC, including its annual report on Form 10-K for the year ended December 31, 2004 as amended, and its quarterly reports on Form 10-Q filed in 2005. This document speaks only as of its date, and Alamosa disclaims any duty to update the information herein.

    CONTACT: Alamosa Holdings Inc., Lubbock
             Jon D. Drake, 806-722-1455
             jdrake@alamosapcs.com